Exhibit 4.4

TWELFTH SUPPLEMENTAL INDENTURE

TWELFTH SUPPLEMENTAL INDENTURE, dated as of October 1, 2015 (the “Supplemental Indenture”), to the Base Indenture (defined below), by and among CalAtlantic Group, Inc. (successor in interest to the Company referred to below), a Delaware corporation (the “Successor Company”), the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A. f/k/a Chemical Bank), as trustee (the “Trustee”).

RECITALS

WHEREAS, The Ryland Group, Inc., a Maryland corporation (the “Company”), has heretofore executed and delivered to the Trustee an Indenture, dated as of June 28, 1996 (the “Base Indenture”), providing for the issuance from time to time of its notes and other evidences of senior debt securities, to be issued in one or more series as therein provided;

WHEREAS, the Company authorized the issuance of its 0.25% Convertible Senior Notes due 2019 (the “Notes”) pursuant to the Ninth Supplemental Indenture, dated as of May 20, 2013, by and among the Company, the Subsidiary Guarantors party thereto and the Trustee (the “Ninth Supplemental Indenture”; the Base Indenture, as amended, supplemented or otherwise modified prior to the date hereof, including pursuant to the Ninth Supplemental Indenture, the “Indenture”);

WHEREAS, the Indenture provides that the Company shall not merge into another Person unless the successor Person shall expressly assume by supplemental indenture all the obligations of the Company under the Notes and the Indenture;

WHEREAS, on the date hereof, the Company is merging with and into the Successor Company (the “Merger”) at the “Effective Time” specified in the certificate of merger relating thereto to be filed concurrently herewith with the Secretary of State of Delaware and the State Department of Assessments and Taxation of the State of Maryland (the time of such concurrent filing is referred to herein as the “Effective Time”);

WHEREAS, the Indenture provides that, in the event of a merger of the Company into a successor Person, in which holders of Common Stock (as defined in the Base Indenture) of the Company are entitled to receive cash, securities or other property for their shares of Common Stock (as defined in the Base Indenture) of the Company, such successor Person shall execute with the Trustee a supplemental indenture, providing that, at and after the effective time of such transaction, Holders of each $1,000 principal amount of Notes will be entitled to convert their Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock (as defined in the Base Indenture) of the Company equal to the Conversion Rate immediately prior to such transaction would have owned or been entitled to receive upon such transaction; and

WHEREAS, as a result of the Merger, at the Effective Time, each holder of Common Stock (as defined in the Base Indenture) of the Company will be entitled to receive 1.0191 shares of Common Stock (as defined below) of the Successor Company for each share of Common Stock (as defined in the Base Indenture) of the Company held by such holder immediately prior to the Merger, in accordance with the Agreement and Plan of Merger, dated as of June 14, 2015, between Standard Pacific Corp., a Delaware corporation (predecessor in interest to the Successor Company), and the Company;

WHEREAS, pursuant to Article Four and Sections 5.06 and 9.01 of the Ninth Supplemental Indenture, the Successor Company and Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture without the consent of any Holder.

WITNESSETH:

NOW, THEREFORE, for and in consideration of the premises contained herein, each party agrees for the benefit of each other party and for the equal and ratable benefit of the Holders, as follows:

ARTICLE ONE

DEFINITIONS

Section 1.01 Capitalized Terms. Capitalized terms used but not defined in this Supplemental Indenture shall have the meanings ascribed to them in the Ninth Supplemental Indenture.

Section 1.02 Amendments to Definitions. As of the Effective Time and after giving effect to the Merger, Section 1.03 of the Ninth Supplemental Indenture is hereby amended by amending and restating the definition of “Common Stock” in its entirety as follows:

“Common Stock” means the Company’s common stock, $0.01 par value per share.

ARTICLE TWO

ASSUMPTION OF OBLIGATIONS

Section 2.01 Assumption of Obligations. As of the Effective Time and after giving effect to the Merger, the Successor Company hereby expressly assumes all the obligations of the Company under the Notes and the Indenture.

ARTICLE THREE

CHANGES TO THE COMMON STOCK

Section 3.01 As of the Effective Time and after giving effect to the Merger, the Conversion Rate shall be 13.5853 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustment as provided in Article Five of the Ninth Supplemental Indenture.

ARTICLE FOUR

MISCELLANEOUS

Section 4.01 References. References in this Supplemental Indenture to article and section numbers shall be deemed to be references to article and section numbers of this Supplemental Indenture unless otherwise specified.

Section 4.02 Ratification of Indenture.

The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. To the extent not expressly amended or modified by this Supplemental Indenture, the Indenture shall remain in full force and effect.

Section 4.03 Trust Indenture Act Controls.

If any provision hereof limits, qualifies or conflicts with the duties imposed by Section 310 through 317 of the Trust Indenture Act, the imposed duties shall control.

Section 4.04 Governing Law.

THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THE INDENTURE, THIS SUPPLEMENTAL INDENTURE OR THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Each of the Successor Company and the Subsidiary Guarantors submits to the jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, City of New York, and of the United States District Court for the Southern District of New York, in any action or proceeding to enforce any of their obligations under the Indenture, this Supplemental Indenture or the Notes, and agrees not to seek a transfer of any such action or proceeding on the basis of inconvenience of the forum or otherwise (but neither the Successor Company nor any of the Subsidiary Guarantors shall be prevented from removing any such action or proceeding from a state court to the United States District Court for the Southern District of New York). Each of the Successor Company and the Subsidiary Guarantors agrees that process in any such action or proceeding may be served upon it by registered mail or in any other manner permitted by the rules of the court in which the action or proceeding is brought.

Section 4.05 Successors.

All agreements of the Successor Company and the Subsidiary Guarantors in the Indenture, this Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in the Indenture and this Supplemental Indenture shall bind its successors.

Section 4.06 Counterparts.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 4.07 Waiver of Jury Trial.

EACH OF THE SUCCESSOR COMPANY, THE SUBSIDIARY GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 4.08 Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Successor Company, and the Trustee assumes no responsibility for their correctness.

[Signature pages follow]

IN WITNESS WHEREOF, the parties to this Supplemental Indenture have caused it to be duly executed as of the day and year first above written.

CALATLANTIC GROUP, INC.

By:	/s/ John P. Babel
Name:	John P. Babel
Title:	Executive Vice President, General Counsel & Secretary

RYLAND ORGANIZATION COMPANY
THE RYLAND GROUP

By:	/s/ Timothy J. Geckle
Name:	Timothy J. Geckle
Title:	Senior Vice President & Secretary

RH BUILDERS OF INDIANA, INC.
RH INVESTMENT OF INDIANA, INC.
RYLAND COMMUNITIES, INC.
RYLAND HOMES INVESTMENT-TEXAS, INC.
RYLAND HOMES OF TEXAS, INC.
RYLAND HOMES OF ARIZONA, INC.
RYLAND HOMES OF CALIFORNIA, INC.
RYLAND ORGANIZATION COMPANY
THE REGENCY ORGANIZATION, INC.
THE RYLAND CORPORATION

By:	/s/ Peter G. Skelly
Name:	Peter G. Skelly
Title:	President

[Signature Page – Twelfth Supplemental Indenture]

RH OF INDIANA, L.P.

By:	RH Builders of Indiana, Inc., its General Partner

By:	/s/ Peter G. Skelly
Name:	Peter G. Skelly
Title:	President

RH OF TEXAS LIMITED PARTNERSHIP

By:	Ryland Homes of Texas, Inc., its General Partner

By:	/s/ Peter G. Skelly
Name:	Peter G. Skelly
Title:	President

RYLAND HOMES OF NEVADA, LLC

By:	The Ryland Group, Inc., its Sole Member

By:	/s/ Peter G. Skelly
Name:	Peter G. Skelly
Title:	Executive Vice President & Chief Operating Officer

[Signature Page – Twelfth Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Valère Boyd
Name:	Valère Boyd
Title:	Vice President

[Signature Page – Twelfth Supplemental Indenture]